Astoria Financial Corporation Schedules First Quarter 2014 Earnings Release & Conference Call

LAKE SUCCESS, N.Y., April 2, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report first quarter 2014 earnings on Wednesday, April 16, 2014 at approximately 4:45 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriafederal.com.

The Company also announced that Monte N. Redman, President & CEO of Astoria, will host an earnings conference call on Thursday, April 17, 2014 at 10:00 a.m. (ET).

Toll-free dial-in: (877) 709-8150
International dial-in: (201) 689-8354

A simultaneous webcast of the conference call will also be available on the Company's web site at www.astoriafederal.com and will be archived for one year.

A telephone replay will be available on Thursday, April 17, 2014 from 1:00 p.m. (ET) through midnight, Saturday, April 26, 2014.

Replay # (Domestic): (877) 660-6853 Conference ID #: 13579207
Replay # (International): (201) 612-7415 Conference ID #: 13579207

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.8 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $9.9 billion, is the second largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering ten states and the District of Columbia and multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com